Exhibit 99.1

The Lubrizol Corporation

29400 Lakeland Boulevard, Wickliffe, Ohio 44092-2298

News Release

FOR RELEASE:	Immediately

FROM:	Financial/Investor Contact	Media Contact
	Joanne Wanstreet	James S. Baldwin
	440/347-1252	440/347-1838
Web Site: http://www.lubrizol.com

LUBRIZOL ANNOUNCES FIRST QUARTER EARNINGS OF 72 CENTS PER SHARE, UP 44

PERCENT FROM 50 CENTS PER SHARE IN 2003

•	Record quarterly revenues of $578.7 million increased 14 percent from Q1 2003

•	Excluding currency forward contract gain of $.08 per share in Q1 2004 and restructuring charge of $.05 per share in Q1 2003, EPS increased 16 percent

CLEVELAND, OHIO, April 23, 2004 – The Lubrizol Corporation, (NYSE: LZ) announced that consolidated earnings for the first quarter ended March 31, 2004 were $37.5 million or $.72 per share. Consolidated earnings for the comparable period in 2003 were $26.0 million or $.50 per share, after a restructuring charge of $.05 per share, resulting in a 44 percent increase from the first quarter of 2003. Earnings in the first quarter 2004 included a currency forward contract gain of $.08 per share related to the coatings additives acquisition that was completed on January 30, 2004. Excluding the currency forward contract gain and the restructuring charge in 2003, earnings were $.64 per share for the first quarter of 2004 compared to $.55 per share in 2003, for a 16 percent increase. In addition to the currency forward contract gain, earnings for the first quarter 2004 as compared to the first quarter 2003 increased as a result of the positive currency effects of a weak U.S. dollar, higher shipment volume, acquisitions and favorable price/mix, partially offset by higher raw material costs and manufacturing costs.

Consolidated revenues for the quarter of $578.7 million were 14 percent higher than revenues of $508.2 million in the first quarter of 2003. Excluding acquisitions, revenues for the quarter increased 10 percent.

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Revenues in the Fluid Technologies for Transportation (FTT) segment were $421 million, an increase of 8 percent compared to the first quarter of 2003. Favorable currency accounted for 4 percent of the revenue growth in the quarter. The combination of stronger product mix and price increases represented 3 percent of the revenue increase. FTT volume was 6 percent higher than the fourth quarter of 2003 and slightly higher than the first quarter of 2003. Manufacturing expense increased 16 percent due to currency, an adjustment to labor and overhead for a change in inventory levels, employee severance costs at the India joint venture and a change in the method of allocating costs to the segments. STAR (selling, testing, administrative and research) expenses for FTT increased 1 percent in the quarter, primarily due to currency. As a result of these factors, segment contribution income for FTT of $76 million was approximately even with the first quarter of 2003.

In the Fluid Technologies for Industry (FTI) segment, revenues of $148 million were 34 percent higher than the first quarter of 2003. Excluding acquisitions, FTI revenues increased by 17 percent in the quarter on 11 percent higher shipment volumes. In addition, currency added 4 percent and price/mix added 2 percent to revenues. Segment contribution for FTI of $26 million increased 25 percent from the first quarter 2003.

Revenues in the “all other” segment, which includes fluid metering equipment, emissions control devices and PuriNOx™ low-emissions diesel fuel technology, were $9 million for the quarter. Growth in PuriNOx technology and diesel emissions control devices increased the segment’s revenues by 27 percent compared to the first quarter 2003. Segment contribution loss was $1 million in the quarter compared to a loss of $2 million in the first quarter 2003.

Commenting on the results, W. G. Bares, Chairman and Chief Executive Officer, said, “I am delighted with the outstanding earnings increase and encouraged by improving business conditions in the quarter. Demand for FTT’s lubricant additives improved compared to weak conditions in 2003. FTI results for the quarter were particularly strong, with all FTI businesses posting increases in revenues. Economic recovery, new products, market share gains and geographic expansion drove double-digit organic growth for FTI.

“Acquisitions contributed to the strong results in the quarter. In our coatings business, integration is on track for the $50 million hyperdispersants acquisition that we completed in January. The $30 million personal care ingredients business we acquired last September is exceeding our plan for integration. We have been able to accelerate the growth of this specialty ingredients business through our Chemron personal care marketing channel. Both these acquisitions were accretive in the first quarter, adding $.05 to earnings per share.

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“Pricing initiatives were launched successfully during the quarter. In March, FTT began to implement the price increases that were announced earlier in the year in response to rising raw material costs. FTI also initiated price increases in most of the businesses based on raw material costs.

“The response to last week’s announcement of the signing of our $1.84 billion agreement to acquire Noveon International, Inc. has been gratifying. We are pleased by Noveon’s strong first quarter results released last week, and we like the dynamics of our business going into the second quarter.”

An audio webcast of the first quarter earnings conference call with investors will be available today at 1:00 p.m. Eastern time on www.lubrizol.com and will be archived for 30 days.

The Lubrizol Corporation (NYSE: LZ) is a global provider of specialty additives and fluid technologies. These high-performance technologies focus on chemicals, systems and services for transportation and industry. The company’s customers use its technology to enhance a wide variety of end-use products, including engine lubricants and fuel; gear oils and other vehicle-related fluids; hydraulic fluids and emission control systems; greases and industrial fluids; personal care products and industrial cleaners; paints, coatings and inks; and mining chemicals. Lubrizol was founded in 1928 and owns and operates 37 manufacturing plants in 16 countries. The Wickliffe, Ohio-based company has 53 sales and technical offices and more than 5,000 employees worldwide. The company had revenues of $2 billion and earnings of $91 million in 2003. For more information, visit www.lubrizol.com.

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This press release contains forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements relate to anticipated trends and expectations rather than historical matters. Forward-looking statements are subject to uncertainties and factors relating to the company’s operations and business environment that are difficult to predict and may be beyond the control of the company. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by forward-looking statements. Uncertainties and factors that could affect the future performance of the company and cause results to differ from the forward-looking statements in this press release are contained in the company’s latest annual report to its shareholders, which is available upon request.

THE LUBRIZOL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(In Thousands Except Per Share Data)

	Three Months Ended March 31
	2004	2003
Net sales	$577,920	$507,000
Royalties and other revenues	784	1,213

Total revenues	578,704	508,213
Cost of sales	426,316	368,263
Selling and administrative expenses	51,880	50,815
Research, testing and development expenses	40,724	41,633
Restructuring charge	—	3,506

Total cost and expenses	518,920	464,217
Other income (expense) - net	2,399	(309)
Interest (expense) - net	(5,327)	(4,847)

Income before income taxes	56,856	38,840
Provision for income taxes	19,331	12,817

Net income	$37,525	$26,023

Net income per share	$0.72	$0.50

Net income per share, diluted	$0.72	$0.50

Weighted average common shares outstanding	51,799	51,643

Amounts shown are unaudited.

THE LUBRIZOL CORPORATION

CONSOLIDATED BALANCE SHEETS

(In Thousands of Dollars)

	March 31 2004	December 31 2003
Assets
Cash and short-term investments	$178,015	$258,699
Receivables	386,039	324,567
Inventories	324,360	311,919
Other current assets	44,343	42,663

Total current assets	932,757	937,848
Property and equipment - net	689,332	689,994
Goodwill and intangible assets - net	384,002	271,128
Investments and other assets	39,092	43,346

Total	$2,045,183	$1,942,316

Liabilities and Shareholders’ Equity
Short-term debt and current portion of long-term debt	$59,934	$2,899
Other current liabilities	303,592	296,578

Total current liabilities	363,526	299,477
Long-term debt	386,105	386,726
Other noncurrent liabilities	252,711	251,527

Total liabilities	1,002,342	937,730

Minority interest in consolidated companies	52,513	51,281

Shareholders’ equity	990,328	953,305

Total	$2,045,183	$1,942,316

Amounts shown are unaudited.

THE LUBRIZOL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands of Dollars)

	Three Months Ended March 31
	2004	2003
Cash provided from (used for):
Operating activities:
Net income	$37,525	$26,023
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	26,465	24,452
Restructuring charge		3,506
Net change in working capital	(40,929)	(59,354)
Other items - net	(3,177)	(412)

Total operating activities	19,884	(5,785)

Investing activities:
Capital expenditures	(19,948)	(15,331)
Acquisitions and equity investments	(133,041)
Other - net	147	(235)

Total investing activities	(152,842)	(15,566)

Financing activities:
Net short and long-term borrowings (repayments)	58,642	(4,317)
Dividends paid	(13,415)	(13,379)
Stock options exercised	1,428	1,190

Total financing activities	46,655	(16,506)
Effect of exchange rate changes on cash	5,619	(1,425)

Net decrease in cash and short-term investments	(80,684)	(39,282)
Cash and short-term investments at the beginning of period	258,699	266,428

Cash and short-term investments at the end of period	$178,015	$227,146

Amounts shown are unaudited.

THE LUBRIZOL CORPORATION

SEGMENT INFORMATION

(In Thousands of Dollars)

	Three Months Ended March 31
	2004	2003
Revenues:
Fluid technologies for transportation	$421,051	$390,505
Fluid technologies for industry	148,499	110,513
All other	9,154	7,195

Total revenues	$578,704	$508,213

Segment contribution income (loss):
Fluid technologies for transportation	$75,706	$75,404
Fluid technologies for industry	25,713	20,566
All other	(1,002)	(2,064)

Total segment contribution income	$100,417	$93,906

Segment operating profit (loss):
Fluid technologies for transportation	$44,670	$38,464
Fluid technologies for industry	20,046	12,087
All other	(2,533)	(3,358)

Total segment operating profit	$62,183	$47,193

Amounts shown are unaudited.